Exhibit 99.1

THE BRICKMAN GROUP, LTD REPORTS FOURTH QUARTER RESULTS

Langhorne, PA - March 29, 2004 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., announced EBITDA for the year ended December 31, 2003 of $56.2 million, an increase of $10.0 million over the year ended December 31, 2002. This increase was attributable to revenue growth of $57.5 million, and gross profit improvement of $12.9 million related to the volume increases, offset by an increase in general and administrative expenses of $4.4 million. At December 31, 2003, Brickman’s net debt was 3.2 times EBITDA as compared to net debt of 4.2 times EBITDA at December 31, 2002. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of the Company’s operating performance or cash flow as a measure of its liquidity. Management believes EBITDA is a meaningful measure of the Company’s earnings because of the significance of non-cash charges in the Company’s net income (loss) and believes EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates the measure used in the Company’s credit agreement and indenture for the Company’s senior subordinated notes for calculating financial and other covenants.

Revenues for the year ended December 31, 2003 were $349.5 million, an increase of $57.5 million, or 19.7% over the same period in 2002. This increase was driven by an increase of $30.8 million (138.9%) in snow removal revenue and increases in landscape maintenance revenue of $24.1 million (9.8%), and design/build revenue of $2.6 million (10.7%). The increase in snow removal revenue was the result of greater snowfalls in many of Brickman’s seasonal markets in 2003, combined with increased penetration of this service offering with existing and new maintenance customers. The increases in maintenance and design/build revenues were the result of new contract and design/build sales. Margins declined compared to 2002 primarily as a result of the shift in the mix of services toward the more sub-contractor intense snow removal service offering and secondarily as persistent wet weather through the maintenance season in many markets presented production and scheduling challenges. General and administrative expenses for the year ended December 31, 2003 increased over 2002 by $4.4 million, or 7.7%.

Brickman’s net income in the year ended December 31, 2003, of $1.2 million was $15.4 million below 2002’s income of $16.6 million. Offsetting the factors increasing EBITDA described above, amortization expense increased $21.5 million and interest expense increased $14.5 million. Amortization increased as a result of the December 2002 financing transaction which was accounted for as a business combination. The excess of the purchase price over the fair value of net tangible assets acquired was allocated largely to customer contracts and relationships with an average life of approximately 6 years. Prior to the December 2002 transaction, amortization of goodwill resulting from the 1998 transaction had been suspended in the first quarter of 2002 in accordance with FASB No. 142. Interest expense was also affected by the December 2002 financing transaction. Average debt outstanding in the year ended December 31, 2003 was $198.2 million compared to $152.6 million in the year ended December 31, 2002. Also, the weighted average rate of interest on outstanding debt in the year ended December 31, 2003 was 10.1% compared to 3.6% in the year ended December 31, 2002.

Brickman’s EBITDA for the three months ended December 31, 2003 of $13.3 million. This represents an increase of $3.7 million over the fourth quarter of 2002. This increase was attributable to revenue growth of $8.1 million, and gross profit improvement of $3.4 million related to the volume increases

Fourth quarter revenues were $80.4 million, an increase of $8.1 million, or 11.2% over the same period in 2002. This increase was driven by increases in landscape maintenance revenue of $7.9 million (14.1%) and more modest increases in design/build and snow removal services. The increase in maintenance and design/build revenue was the result of new contract sales and strong demand for enhancement services. In the fourth quarter, gross profit margin was unchanged compared to 2002.

Brickman’s net loss in the fourth quarter of 2003, $1.0 million, was $2.9 million less than 2002’s net income of $1.9 million. Offsetting the factors increasing EBITDA described above, amortization expense increased $5.6 million and interest expense increased $3.1 million. Amortization increased as a result of the December 2002 financing transaction as described above. Average debt outstanding in the fourth quarter of 2003 was $196.8 million compared to $147.8 million in the fourth quarter 2002. Also, the weighted average rate of interest on outstanding debt in the fourth quarter of 2003 was 9.8% compared to 4.6% in the fourth quarter of 2002.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Predecessor	Successor
	Period from October 1, 2002 - December 19, 2002	Period from December 20, 2002 - December 31, 2002	Combined three months ended December 31, 2002	Three months ended December 31, 2003
Net income (loss)	$2.8	$(.9)	$1.9	$(.9)
Interest	1.1	.6	1.7	4.8
Income taxes	3.1	(.5)	2.6	.1
Depreciation	2.0	.3	2.3	2.6
Amortization	.4	.7	1.1	6.7

EBITDA	$9.4	$.2	$9.6	$13.3

	Predecessor	Successor
	Period from January 1, 2002 - December 19, 2002	Period from December 20, 2002 - December 31, 2002	Combined year ended December 31, 2002	For the year ended December 31, 2003
Net income (loss)	$17.5	$(.9)	$16.6	$1.2
Interest	4.8	.6	5.4	20.0
Income taxes	13.5	(.5)	13.0	0.8
Depreciation	8.3	.3	8.6	10.1
Amortization	1.9	.7	2.6	24.1

EBITDA	$46.0	$.2	$46.2	$56.2

The Company’s working capital at December 31, 2003 was $25.0 million compared to a working capital of $12.1 million at December 31, 2002. The increase in working capital is principally an increase in cash resulting from the Company’s operations. There was no outstanding balance on the Company’s $30.0 million revolving credit facility at December 31, 2003. Cash flow from operations for the year ended December 31, 2003 was an inflow of $29.3 million, a decrease of $6.1 million compared to the year ended December 31, 2002. The variance was primarily attributable to the increase in interest payments of $14.5 million offset by the reduction in income tax payments of $5.2 million. Capital expenditures for the year ended December 31, 2003 were $10.3 million compared to $14.1 million in the year ended December 31, 2002, including, in 2002, $1.7 million related to the implementation of a new computer system.

In February 2004, Brickman purchased substantially all the assets of Urban Environments, Inc. (“UEI”) a Columbus, Ohio landscape maintenance and design/build firm. In 2003, UEI generated approximately $10 million in revenue. The key management and employees of UEI will continue with Brickman. UEI will significantly enhance Brickman’s portfolio of work in Columbus.

Brickman will host a conference call to discuss the fourth quarter results on March 30, 2004 at 2:00 PM EST. The call may be accessed by dialing (800) 682-5077. The call will be recorded with replay accessible from March 30, 2004 through April 6, 2004 by dialing (800) 558-5253, reservation #21188150.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services. The twelve month results reported in this press release include results of Brickman’s operations both before and after the December 2002 financing transaction.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheet

(in thousands)

	December 31, 2002	December 31, 2003
Current assets	$48,654	$65,811
Property & equipment	26,188	26,130
Other assets	9,774	9,739
Intangibles and goodwill	153,481	130,633

Total Assets	$238,097	$232,313

Current liabilities, less current maturities	$31,105	$35,467
Current maturities of long-term debt	5,409	5,307

Current Liabilities	36,514	40,774
Long-term debt	195,434	190,215
Other liabilities	3,018	804

Total Liabilities	234,966	231,793
Shareholders’ Equity	3,131	520

Total Liabilities and Shareholders’ Equity	$238,097	$232,313

The Brickman Group, Ltd.

Condensed Consolidated Operating Information

(in thousands)

	Predecessor	Successor
	Period from October 1, 2002 - December 19, 2002	Period from December 20, 2002 - December 31, 2002	Three months ended December 31, 2003
Net service revenues	$63,518	$8,735	$80,372
Gross profit	20,547	2,112	26,079
Income (loss) from operations	6,922	(767)	3,960
Net income (loss)	2,757	(869)	(975)
Net income (loss) related to common shareholders	$(434)	$(869)	$(975)

	Predecessor	Successor
	Period from January 1, 2002 - December 19, 2002	Period from December 20, 2002 - December 31, 2002	For the year ended December 31, 2003
Net service revenues	$283,222	$8,735	$349,448
Gross profit	92,476	2,112	107,511
Income from operations	35,774	(767)	21,993
Net income (loss)	17,472	(869)	1,201
Net income (loss) related to common shareholders	$4,000	$(869)	$1,201